Oportun Completes $500 Million Oversubscribed Asset-backed Securitization

SAN CARLOS, CALIF. – May 10, 2021 – Oportun Financial Corporation (“Oportun”), a financial services company that leverages its digital platform to provide hard working people with responsible, affordable, and credit-building alternatives to payday and auto-title loans, today announced the issuance of $500 million of three-year asset-backed notes secured by a pool of unsecured and secured personal installment loans.

The offering included four classes of fixed rate notes: Class A, Class B, Class C and Class D notes. DBRS, Inc. rated all classes of notes, assigning ratings of AA (low) (sf), A (low) (sf), BBB (low) (sf) and BB (high) (sf), respectively. Kroll Bond Rating Agency, LLC rated the Class A and Class B notes, assigning ratings of A (sf) and BBB (sf), respectively.  The notes were placed with a diversified mix of institutional investors in a private offering pursuant to Rule 144A under the Securities Act of 1933, as amended.  The notes were priced with a weighted average fixed interest rate of 2.05% per annum. Jefferies LLC acted as lead book runner with Goldman Sachs & Co. LLC and Natixis Securities Americas LLC as joint book-runners.

“This was our largest bond issuance to date, and the first ABS deal where secured personal loans are included as eligible collateral. The transaction also provides us with improved flexibility and funding to support our growth in 2021 and beyond,”
said Jonathan Coblentz, Chief Financial Officer at Oportun. “This securitization was multiple-times oversubscribed and demonstrates investor confidence in the high quality of our loans and our business.”

“Oportun serves hardworking people with little or no credit history through an A.I.-driven digital platform that allows us to accurately and fairly evaluate risk for a large segment of the U.S. that remains underserved by the financial mainstream,” said Raul Vazquez, Oportun CEO. “We are proud of the work we do and appreciate the confidence of our bondholders. Together we can make a positive and sustainable difference in the financial future of the many millions of Americans who need access to responsible and affordable credit.”

Oportun issued its first securitization in June 2013.

This press release does not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

About Oportun
Oportun (Nasdaq: OPRT) is a financial services company that leverages its digital platform to provide responsible consumer credit to hardworking people. Using A.I.-driven models that are built on 15 years of proprietary customer insights and billions of unique data points, Oportun has extended more than 4 million loans and over $10 billion in affordable credit, providing its customers with alternatives to payday and auto title loans. In recognition of its responsibly designed products which help consumers build their credit history, Oportun has been certified as a Community Development Financial Institution (CDFI) since 2009.

Investor Contact
Nils Erdmann
650-810-9074
ir@oportun.com

Media Contact
George Gonzalez
650-769-0441
george.gonzalez@oportun.com